EXHIBIT 99.1

Shenandoah Telecommunications Company Announces Positive Adjustment to Financial Results

EDINBURG, Va., Dec. 28, 2012 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announced today that it will record an adjustment to its operating results for the current quarter and fiscal year to reflect a reduction of approximately $11.8 million in expense related to Shentel's participation in Sprint Nextel's program for the sale of prepaid wireless plans. The expense reduction reflects the recalculation of certain expenses, including the cost of handsets, costs per gross addition, and cash cost per user, associated with the program. The adjustment will be reflected in Shentel's operating results for the fourth quarter of its fiscal year ending December 31, 2012 and will be recorded in Shentel's financial statements for fiscal 2012.

Through its agreements with Sprint Nextel, the Company began selling Virgin Mobile and Boost prepaid services in July 2010. As part of an ongoing review of the financial results of its prepaid business, the Company engaged in discussions with Sprint Nextel regarding the Company's prepaid results and the appropriate allocation of Sprint Nextel's cost to the Company under the general terms of its agreements. While the Company receives the outcome of the allocation on a monthly basis, it does not have access to the cost data and other metrics Sprint uses to calculate the allocation. In December 2012, these discussions resulted in a redetermination of the costs allocated by Sprint Nextel to the Company, resulting in the positive adjustment to the Company's financial results and receipt by the Company of a cash payment in reimbursement of $11.8 million of previously-charged expense for the period from July 2010 to September 30, 2012. Had these revised cost allocations been effective for fiscal years 2010 and 2011 and the first three quarters of 2012, the operating expense would have been reduced by $1.2 million, $4.9 million, and $5.7 million, respectively. The Company expects that the revised methodology for calculating expense allocable to the Company under the Sprint Nextel prepaid services program will contribute to improved profit margins for its wireless segment in future fiscal periods.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring and telecommunications equipment, along with many other associated solutions, in the Mid-Atlantic United States.

This release contains forward-looking statements, including statements with respect to management's expectations regarding future profit margins for its wireless segment, that are subject to various risks and uncertainties. The Company's actual results could differ materially from those expressed or implied in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: For further information, please contact:
         Adele M. Skolits
         540-984-5161